Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT: Paul Goldberg Treasurer & Director of Investor Relations (212) 922-1640	READ IT ON THE WEB http://www.dovercorporation.com
DOVER TO ACQUIRE THE SOUND SOLUTIONS BUSINESS LINE OF NXP
Downers Grove, IL, December 22, 2010 — Dover Corporation (NYSE:DOV) announced today it has signed a definitive agreement to acquire the Sound Solutions business line of NXP Semiconductors N.V. (NASDAQ: NXPI). Sound Solutions, which is headquartered in Vienna, Austria, will become part of Itasca, Illinois based Knowles Electronics within Dover’s Electronic Technologies segment.
In business since 1929, Sound Solutions is one of the world’s leading manufacturers of dynamic speakers and receivers for cell phones and other consumer electronics, and has been a technology leader in these product categories for over a decade. With a strong reputation for innovation and customer service, Sound Solutions employs approximately 1,000 people, with manufacturing facilities in Vienna and Beijing. Sound Solutions annual revenue is anticipated to be approximately $330 million in 2010. The purchase price is $855 million, subject to normal closing adjustments. Dover expects the transaction to be slightly accretive to its earnings per share during the first full year of ownership, subject to final purchase accounting allocations.
“The addition of Sound Solutions to Knowles Electronics is consistent with Dover’s strategic goals. Sound Solutions is a technology leader in the communications components space, one of our five focus areas, and serves the high growth mobile handset market. By combining Sound Solutions with Knowles we create an industry leader in an attractive and growing market.” said Bob Livingston, Dover’s President and Chief Executive Officer.
Dave Van Loan, the President and CEO of Dover Electronic Technologies segment commented, “The global cell phone market will exhibit strong growth in the coming years, as consumers have found the cell phone to be indispensable and are always interested in the latest technology. This acquisition will allow Dover to leverage that trend by significantly broadening our product portfolio. By adding the products and capabilities of Sound Solutions, Knowles Electronics will now be the leading audio input and output supplier in the mobile handset industry.”
“The quality of the audio is clearly a differentiator in today’s mobile phone marketplace. With this acquisition, we will become the premier mobile acoustics company in the world with the capability to greatly enhance user experience with our technology. Together, we will be able to serve our global customers at an even higher level and foresee significant cross-sell opportunities,” stated Jeff Niew, President of Knowles Electronics.
The transaction is subject to customary regulatory approvals, and is expected to close around the end of the first quarter of 2011.
Dover was advised by Goldman, Sachs & Co., and Liger Capital Advisors.

The company will host a webcast to discuss this acquisition. The webcast has been scheduled for 11:00 AM Eastern on Wednesday, December 22, 2010, and can be accessed at Dover’s website (www.dovercorporation.com) or by dialing 888-802-8577 (US/Canada), or 973-935-8754 (International) using conference ID # 32339367. Replays of the call can be accessed by dialing 800-642-1687 (U.S./Canada), or 706-645-9291 (International) using replay ID # 32339367
Dover Corporation is a global manufacturer providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets. For more information, please visit www.dovercorporation.com.
Knowles Electronics, a Dover Corporation operating unit, based in Itasca, IL, was founded 65 years ago, and is the leading designer and manufacturer of advanced acoustic components. In addition to being the market leader for components to the global hearing aid industry, Knowles is also the leading provider of MEMS surface mount microphones to major cell phone brands and consumer electronic devices. For more information visit the Knowles website at www.knowles.com.
NXP Semiconductors N.V., provides High Performance Mixed Signal and Standard Product solutions that leverage its leading RF, Analog, Power Management, Interface, Security and Digital Processing expertise. These innovations are used in a wide range of automotive, identification, wireless infrastructure, lighting, industrial, mobile, consumer and computing applications.
Dover Corporation makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements concerning future events and the performance of Dover Corporation that involve inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, current economic conditions and uncertainties in the credit and capital markets; the Company’s ability to achieve expected savings from integration, synergy and other cost-control initiatives; the ability to identify and successfully consummate value-adding acquisition opportunities; increased competition and pricing pressures in the markets served by Dover’s operating companies; the ability of Dover’s companies to expand into new geographic markets and to anticipate and meet customer demands for new products and product enhancements; increases in the cost of raw materials; changes in customer demand; political events that could impact the worldwide economy; the impact of natural disasters and their effect on global energy markets; a downgrade in Dover’s credit ratings; international economic conditions including interest rate and currency exchange rate fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints; domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, R&E credits and other similar programs); unforeseen developments in contingencies such as litigation; protection and validity of patent and other intellectual property rights; the cyclical nature of some of Dover’s companies; domestic housing industry weakness; and continued events in the Middle East and possible future terrorist threats and their effect on the worldwide economy. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover Corporation undertakes no obligation to update any forward-looking statement.